UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):
June 19, 2018

ADTALEM GLOBAL EDUCATION INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe Chicago, IL	60661
(Address of principal executive offices)	(Zip Code)

(630) 515-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

U.S. Department of Education Preacquisition Application Response

On June 19, 2018, the U.S. Department of Education (the “Department”) provided its preliminary response (the “DOE Preacquisition Response”) to the preacquisition review application filed by Adtalem Global Education Inc. (“Adtalem”) in connection with Adtalem’s proposed sale (the “Transaction”) of DeVry University (the “University”) to Cogswell Capital, LLC (the “Buyer”).  A copy of the DOE Preacquisition Response, as redacted to omit confidential information, is filed as Exhibit 99.1 to this Form 8-K.

The preacquisition review application was filed in accordance with Department procedures pursuant to which the Department provides information about conditions it intends to impose in connection with the continued participation in federal Title IV student financial aid programs by the applicant following a change in ownership.  In the DOE Preacquisition Response, the Department indicated that the continued participation of the University in Title IV programs following consummation of the Transaction would be subject to certain conditions, including the following:

•
Maintaining the letter of credit that the University currently has on file with the Department, representing 10% of the University’s Title IV funding in the preceding fiscal year (but not less than $68,435,908), through the current expiration date of the letter of credit, or, if later, the expiration date of the provisional program participation agreement (the “PPPA”), and following further review by the Department in connection with finalizing a PPPA, potentially posting an additional letter of credit;

•	Continuing compliance with the settlement agreements that the University is a party to with the Department, the Federal Trade Commission and other state regulators and governmental authorities;
•	Limiting the number of new programs the University may add during the period of the PPPA;
•
Reporting enrollment information and cash flow information to the Department during the period of the PPPA and limiting enrollment for Title IV eligible students during the period of the temporary provisional program participation agreement and the first full fiscal year after the Department’s final approval of the Transaction; and

•	Maintaining the student commitments Adtalem has implemented at all of its Title IV institutions.

As noted in the Department’s letter, subject to the imposition of the foregoing conditions, the Department has preliminarily concluded that it “does not see any current or known impediment to DVU’s request for approval” of the change in control of the University, however the Department continues to review the documentation related to the Transaction and reserves the right to revise the DOE Preacquisition Response.  Under the Stock Purchase Agreement (the “Purchase Agreement”) that Adtalem entered into with the Buyer on December 4, 2017, the parties’ obligation to consummate the Transaction is conditioned on the absence of certain conditions or restrictions in the Department’s response, including among other conditions, the absence of any requirement to post a letter of credit in addition to the existing letter of credit maintained by the University, or any limitation or restrictions on enrollment or the ability to add new programs or locations. We are currently evaluating the DOE Preacquisition Response and its implications for the Transaction.  Adtalem or the Buyer can terminate the Purchase Agreement if, among other things, the conditions relating to the preacquisition review response are not satisfied and are not curable prior to January 15, 2019, the outside date for completion of the Transaction under the Purchase Agreement.

In addition to the conditions associated with the preacquisition review response, completion of the Transaction is also subject to certain other regulatory and operational conditions, including:  (a) approval of the Higher Learning Commission of the change-of-control applications filed on behalf of the University, (b) the receipt of certain other federal and state educational consents with respect to the Transaction without certain conditions or restrictions on the business operations of the University and (c) the University not being reasonably likely to receive more than 90% of its revenue from Title IV programs during the fiscal year that concludes June 30, 2018.

Item 9.01 Financial Statements and Exhibits

99.1 Preacquisition review response letter dated June 19, 2018 from the U.S. Department of Education

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTALEM GLOBAL EDUCATION INC.
(Registrant)

	By:	/s/ Stephen W. Beard
Stephen W. Beard
Senior Vice President, General Counsel

Date: June 26, 2018